Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
T1 ENERGY INC.

Pursuant to Section 242 of the General
Corporation Law of the State of Delaware

T1 Energy Inc., a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:

FIRST: Article 4(a) of the Corporation's Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

FOURTH:

(a) Authorized Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is one billion ten million (1,010,000,000) shares of capital stock, consisting of (i) one billion (1,000,000,000) shares of common stock, par value $0.01 per share (the “Common Stock”), and (ii) ten million (10,000,000) shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the then outstanding shares of Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such Preferred Stock holders is required pursuant to the provisions established by the Board of Directors of the Corporation in the resolution or resolutions providing for the issue of such Preferred Stock, and if such holders of such Preferred Stock are so entitled to vote thereon, then, except as may otherwise be set forth in the certificate of incorporation of the Corporation, the only stockholder approval required shall be the affirmative vote of a majority of the voting power of the Common Stock and the Preferred Stock so entitled to vote, voting together as a single class.

SECOND: This Certificate of Amendment shall become effective at 12:01 am Eastern Time on June 18, 2026.

IN WITNESS WHEREOF, T1 Energy, Inc. has caused this Certificate to be duly executed in its corporate name this 17th day of June, 2026.

T1 ENERGY INC.

By:	/s/ Evan Calio
Name:	Evan Calio
Title:	Chief Financial Officer